Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated combined financial statements (the “pro forma financial statements”) have been primarily derived from the separate historical consolidated financial statements of each of Aqua America, Inc. (the “Company”) and LDC Funding LLC (“LDC”), as of and for the year ended December 31, 2018. LDC is the parent of Peoples Natural Gas Company, Peoples Gas Company, Peoples Gas WV LLC, Peoples Gas Kentucky, and Delta Natural Gas Co., Inc., as well as other subsidiaries (collectively with LDC, “Peoples”).

The unaudited pro forma consolidated combined balance sheet as of December 31, 2018 combines the historical consolidated balance sheets of the Company and LDC and gives effect to the acquisition by the Company of all of the issued and outstanding limited liability company membership interests of LDC (the “Acquisition”), as well as the related refinancing of approximately $313.5 million aggregate principal amount of the Company’s outstanding privately placed notes (such notes, the “Privately Placed Notes” and, such refinancing, the “Company Debt Refinancing”) and the financing transactions expected to be completed to fund the Acquisition and the Company Debt Refinancing (the “Financing Transactions”), as if it were completed on December 31, 2018. The unaudited pro forma consolidated combined statement of net income for the year ended December 31, 2018 combines the historical consolidated statements of income of the Company and LDC gives effect to the Acquisition, as well as the Financing Transactions and the Company Debt Refinancing, as if they were completed on January 1, 2018. The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Acquisition and the related transactions described herein; (2) factually supportable; and (3) with respect to the pro forma statement of net income, expected to have continuing impact on the combined results of the Company and Peoples. As such, the impacts of non-recurring Acquisition-related expenses are not included in the pro forma statement of net income. However, the impacts of such expenses are reflected in the pro forma balance sheet.

The pro forma financial statements should be read together with the accompanying notes to the pro forma financial statements. The pro forma financial statements were based on, and should be read in conjunction with, the following:

•	the separate historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2018 and the related notes, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2019; and
•	the separate historical audited consolidated financial statements of LDC as of December 31, 2018 and 2017, and for the three years ended December 31, 2018, included as Exhibit 99.1 to this Form 8-K/A.

For purposes of the pro forma financial statements, the Acquisition has been accounted for as a business combination. The unaudited pro forma consolidated combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification (“ASC”) 805, Business Combinations. The applicable guidance also requires that one party to an acquisition be identified as the acquirer. In accordance with such principles, the Acquisition will be accounted for as an acquisition of Peoples by the Company. The Company plans to assume from Peoples approximately $1.4 billion of senior notes and revolver borrowings, which will reduce the cash purchase price to approximately $2.9 billion (subject to certain other adjustments described in Note 1). The pro forma financial statements give effect to the Financing Transactions, which are expected to be completed to finance the Acquisition, based on current market rates. The actual financing transactions the Company will undertake to complete the Acquisition and the terms of such financing transactions will be subject to market conditions, and actual amounts may differ from the amounts reflected in the pro forma financial statements and accompanying notes, and any differences may be material. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Peoples have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial statements prepared in accordance with the rules and regulations of the SEC.

The Company intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the Acquisition.

The unaudited pro forma combined financial information has been presented for informational purposes only. The unaudited pro forma combined financial information does not purport to represent the actual results of operations that the Company and Peoples would have achieved had the companies been combined during the periods presented in the unaudited pro forma combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Acquisition. The unaudited pro forma combined financial information does not reflect any potential divestitures that may occur prior to, or subsequent to, completion of the Acquisition or cost savings that may be realized as a result of the Acquisition and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. The Acquisition has not yet received the necessary approvals from certain governmental authorities, and the unaudited pro forma combined financial information does not reflect the effect of any regulatory actions that may be taken, which could impact the pro forma financial statements, as any such actions cannot be reasonably predicted at the time of this filing and any such impact is thus not factually supportable.

	Unaudited Pro Forma Consolidated Combined Balance Sheet as of December 31, 2018
	Historical Results		Pro Forma Adjustments
(in thousands)	Aqua America	LDC	Reclassification Adjustments (Note 3)		Acquisition- related Adjustments (Note 5)		Financing- related Adjustments (Note 6)		Pro Forma Combined
Assets
Property, plant and equipment, at cost	$7,648,469	$3,314,883	$137,071	3(a)	$(1,201,117)	5(a)	$—		$9,899,306
Less: accumulated depreciation	1,718,143	1,139,672	61,445	3(a)	(1,201,117)	5(a)	—		1,718,143
Net property, plant and equipment	$5,930,326	$2,175,211	$75,626		$—		$—		$8,181,163

Current assets:
Cash and cash equivalents	$3,627	$13,738	$—		$(3,056,024)	5(b)	$3,099,016	6(a)	$60,357
Accounts receivable and unbilled revenues, net	101,225	173,579	—		—		—		274,804
Inventory, materials and supplies	15,844	4,629	—		—		—		20,473
Gas stored - current portion	—	44,310	—		—		—		44,310
Prepayments and other current assets	23,337	13,927	5,443	3(g)	(10,609)	5(c)	—		32,098
Assets held for sale	3,139	—	—		—		—		3,139
Regulatory assets, current portion	—	23,825	—		—		—		23,825
Other	—	5,443	(5,443)	3(g)	—		—		—
Total current assets	$147,172	$279,451	$—		$(3,066,633)		$3,099,016		$459,006

Regulatory assets, excluding current portion	$788,076	$190,020	$—		$—		$—		$978,096
Deferred charges and other assets, net	39,237	—	26,871	3(b), 3(g), 3(h)	—		—		66,108
Investment in joint venture	6,959	5,018	(5,018)	3(h)	—		—		6,959
Goodwill	52,726	431,839	—		1,720,111	5(d)	—		2,204,676
Intangible assets, net	—	87,368	(87,368)	3(a), 3(b)	—		—		—
Other	—	10,111	(10,111)	3(g)	—		—		—
Total Assets	$6,964,496	$3,179,018	$—		$(1,346,522)		$3,099,016		$11,896,008
Liabilities and Equity
Stockholders’ equity:
Common stock	$90,576	$—	$—		$—		$24,492	6(b)	$115,068
Member’s equity	—	992,431	—		(992,431)	5(e)	—		—
Capital in excess of par value	820,378	—	—		—		2,263,067	6(b)	3,083,445
Retained earnings	1,174,245	—	—		(43,081)	5(f)	(996)	6(d)	1,130,168
Treasury stock	(75,835)	—	—		—		—		(75,835)
Accumulated other comprehensive income	—	7,000	—		(7,000)	5(e)	—		—
Total Equity	$2,009,364	$999,431	$—		$(1,042,512)		$2,286,563		$4,252,846

Long-term debt, excluding current portion	$2,419,115	$1,539,890	$8,451	3(d)	$(251,692)	5(g)	$782,600	6(c)	$4,498,364
Less: debt issuance costs	20,651	—	8,451	3(d)	(8,451)	5(g)	11,060	6(c)	31,711
Long-term debt, excluding current portion, net of debt issuance costs	$2,398,464	$1,539,890	$—		$(243,241)		$771,540		$4,466,653
Commitments and contingencies (see Note XX)

Current liabilities:
Current portion of long-term debt	$144,545	$7,436	$—		$(2,300)	5(g)	$41,300	6(c)	$190,981
Loans payable	15,449	—	—		—		—		15,449
Accounts payable	77,331	119,959	—		—		—		197,290
Book overdraft	8,950	—	—		—		—		8,950
Accrued interest	23,300	43,334	(35,600)	3(c)	—		—		31,034
Accrued taxes	22,234	—	9,357	3(c)	—		(387)	6(d)	31,204
Other accrued liabilities	47,389	24,408	25,678	3(c), 3(i)	—		—		97,475
Interest rate swap agreements	59,779	—	—		(59,779)	5(h)	—		—
Regulatory liabilities, current portion	—	3,844	—		—		—		3,844
Total current liabilities	$398,977	$198,981	$(565)		$(62,079)		$40,913		$576,227

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	$845,403	$190,099	$—		$(16,392)	5(i)	$—		$1,019,110
Customers’ advances for construction	93,343	—	610	3(i)	—		—		93,953
Regulatory liabilities, excluding current portion	531,027	150,253	—		17,702	5(j)	—		698,982
Asset retirement obligations	—	47,124	(47,124)	3(e)	—		—		—
Pension and other postretirement benefits liabilities	—	33,104	(33,104)	3(f)	—		—		—
Other	97,182	20,136	80,183	3(f), 3(i), 3(e)	—		—		197,501
Total deferred credits and other liabilities	$1,566,955	$440,716	$565		$1,310		$—		$2,009,546

Contributions in aid of construction	590,736	—	—		—		—		590,736
Total Liabilities and Equity	$6,964,496	$3,179,018	$—		$(1,346,522)		$3,099,016		$11,896,008

See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of these statements.

	Unaudited Pro Forma Consolidated Combined Statement of Net Income for the Twelve Months Ended December 31, 2018
	Historical Results		Pro Forma Adjustments
(in thousands, except per share amounts)	Aqua America	LDC	Reclassification Adjustments (Note 3)		Acquisition- related Adjustments (Note 5)		Financing- related Adjustments (Note 6)		Pro Forma Combined
Operating revenues	$838,091	$913,973	$—		$—		$—		$1,752,064

Operating expenses:
Operations and maintenance	$308,478	$220,330	$12,316	3(j)	$(19,332)	5(k), 5(l)	$—		$521,792
Purchased gas	—	392,700	—		—				392,700
Depreciation	146,032	88,435	(1,059)	3(k)	—		—		233,408
Amortization	641	—	1,059	3(k)	—		—		1,700
Taxes other than income taxes	59,762	16,330	—		—		—		76,092
Total operating expenses	$514,913	$717,795	$12,316		$(19,332)		$—		$1,225,692
Operating income	$323,178	$196,178	$(12,316)		$19,332		$—		$526,372
Other expense (income):
Interest expense, net	$98,902	$60,017	$(2,964)	3(j), 3(l), 3(m)	$(7,232)	5(m)	$30,957	6(e)	$179,680
Affiliated interest charges	—	35,620	—		(35,620)	5(m)			—
Allowance for funds used during construction	(13,023)	—	(388)	3(l)	—		—		(13,411)
Change in fair value of interest rate swap agreements	59,779	—	—		(59,779)	5(n)	—		—
Gain on sale of other assets	(714)	—	—		—		—		(714)
Equity earnings in joint venture	(2,081)	—	—		—		—		(2,081)
Other expense (income)	1,996	9,915	(8,964)	3(j), 3(m)			—		2,947
Income before income taxes	$178,319	$90,626	$—		$121,963		$(30,957)		$359,951
Provision for income taxes (benefit)	$(13,669)	$22,953	$—		$34,150	5(o)	$(8,668)	6(f)	$34,766
Net income	$191,988	$67,673	$—		$87,813		$(22,289)		$325,185
Net income per share:
Basic net income per share	$1.08								$1.34
Diluted net income per share	$1.08								$1.32
Weighted-average number of shares (in thousands):
Basic	177,904								243,396
Diluted	178,399								247,193

See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On October 22, 2018, the Company entered into a purchase agreement (the “Purchase Agreement”) with LDC Parent LLC, a Delaware limited liability company (“Seller”), to acquire all of the issued and outstanding limited liability company membership interests of LDC, from Seller. LDC is the parent of Peoples Natural Gas Company, Peoples Gas Company, Peoples Gas WV LLC, Peoples Gas Kentucky and Delta Natural Gas Co., Inc., as well as other subsidiaries. The Seller, along with LDC and all related subsidiaries and affiliates, is indirectly wholly-owned by SteelRiver Infrastructure Fund North America LP (“SRIFNA”) and an affiliated fund.

Peoples primarily operates as a regulated natural gas distribution utility company. Peoples also operates under a variety of different proprietary brand names, based on wholly-owned subsidiaries and affiliates, including: PNG Gathering LLC (“PNG”), Delta Natural Gas Company (“Delta”), Delta Resources, LLC (“Delta Resources”), Delgasco, LLC (“Delgasco”) and Enpro, LLC (“Enpro”).

The Purchase Agreement entered into by the Company and the Seller provides that, as consideration for the Acquisition, the Company will pay $4.275 billion in cash to Seller, subject to adjustments for working capital, certain capital expenditures, transaction expenses and closing indebtedness as set forth in the Purchase Agreement. The Company plans to assume, as a result of the Acquisition, approximately $1.4 billion aggregate principal amount of senior notes and revolver borrowings of PNG Companies, LLC (“PNG Companies”), a Delaware limited liability company and wholly-owned indirect subsidiary of LDC, which will reduce the cash purchase price to approximately $2.9 billion, subject to other adjustments pursuant to the Purchase Agreement as described above. In connection with the Acquisition, the Company will redeem approximately $313.5 million aggregate principal amount of its privately placed notes. The Company expects to finance the Acquisition and the Company Debt Refinancing with the proceeds of the following transactions, which we refer to as the “Financing Transactions”:

•	Issuance of $750 million of the Company’s common stock, par value $0.50 per share (“Common Stock”) pursuant to a Stock Purchase Agreement with Canada Pension Plan Investment Board (the “Private Placement”) based on an assumed per share price of $34.62
•	Issuance of $1,000 million of Common Stock pursuant to a public offering (the “Common Stock Offerings”);
•	Issuance of $725 million of tangible equity units (“TEUs”), each comprised of a prepaid stock purchase contract and a senior amortizing note (the “TEU Offering”); and
•	Issuance of $1,009 million aggregate principal amount of senior notes (such notes, the “Senior Notes” and, such issuance, the “Notes Offering”). In addition, the Company expects to issue an additional $150 million aggregate principal amount of senior notes in connection with the Notes Offering for general corporate purposes, including working capital and capital needs, which additional senior notes and the expected proceeds from the issuance of such additional senior notes are not reflected in the unaudited pro forma consolidated combined financial statements.

The Financing Transactions, as described in further detail in Note 6, are based on the terms and rates the Company expects to achieve based on current market rates or purchase agreements. The actual financing transactions and terms of the financing transactions will be subject to market conditions, and actual amounts may differ from the amounts reflected in the pro forma financial statements and accompanying notes, and any differences may be material. In addition, the Company obtained a commitment (the “Bridge Commitment”) from Goldman Sachs Bank USA and Royal Bank of Canada to provide senior unsecured bridge loans (the “Bridge Facility”), in an aggregate amount of up to $5.1 billion, subject to customary conditions set forth in the Bridge Commitment. Subsequently, approximately $1.6 billion of commitments were terminated. The Bridge Commitment will expire upon the earliest to occur of (a) the termination of the Purchase Agreement in accordance with its terms prior to the consummation of the Acquisition, (b) October 22, 2019 (subject to extension, on the terms set forth in the Purchase Agreement, to April 22, 2020 in order to obtain necessary regulatory approvals for the Acquisition) or (c) the consummation of the Acquisition without use of the Bridge Facility. The Bridge Facility is available to, among other things, backstop the Acquisition purchase price and the refinancing of certain debt of the Company in connection therewith. On October 23, 2018, the Company also entered into interest rate swap agreements to mitigate interest rate risk associated with our planned issuance of long-term debt to fund a portion of the Acquisition. The interest rate swaps will be settled upon issuance of the debt to be used to finance a portion of the purchase price of this acquisition. The Company expects to obtain long-term debt and equity financing in the capital markets pursuant to the Financing Transactions to fund the Acquisition in lieu of utilizing the funds available under the Bridge Commitment; however, if we are unable to obtain long-term financing prior to the consummation of the Acquisition we would fund any shortfall with borrowings under the Bridge Facility.

Since the pro forma financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the Acquisition may differ materially from the information presented herein. These preliminary estimates are subject to change pending further review of the assets acquired and the liabilities assumed.

Certain reclassifications have been made to the historical presentation of LDC’s financial statements in order to conform to the financial statement presentation of the Company. These reclassifications are discussed further at Note 3.

The Acquisition has been accounted for as a business combination for purposes of the pro forma financial statements. The unaudited pro forma consolidated combined financial information has been prepared using the acquisition method of accounting. In accordance with the acquisition method, Peoples’s assets acquired and liabilities assumed have been measured at their estimated fair value. For purpose of measuring the estimated fair value of assets acquired and liabilities assumed, the Company utilizes estimates based on key assumptions of the Acquisition, including historical and current market information. The pro forma adjustments included herein are preliminary and will be revised at the time the Company has completed detailed fair value valuations and analyses.

Costs related to the Acquisition recorded by both Peoples and the Company in each of the respective historical financial statements have been excluded from the pro forma statement of operations for the year ended December 31, 2018 as they reflect non-recurring charges directly related to the transaction. However, these acquisition-related costs have been reflected within the pro forma balance sheet as of December 31, 2018.

Following the closing of the Acquisition we expect to grant stock-based awards under a long-term incentive plan. However, the number and terms of these awards have not yet been determined and have not been finalized at the time of this filing. Therefore, pro forma adjustments to reflect additional compensation expense or adjust the historical employee compensation expenses related to legacy stock compensation plans (including employee stock option plan expense) are not considered factually supportable. Accordingly, they are not reflected within the pro forma consolidated statements of net income, including any related income tax impacts, and pro forma earnings per share.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of the pro forma financial statements are those set out in the Company’s audited financial statements as of December 31, 2018. Management has substantially completed the review of Peoples’s accounting policies and based on its analysis to date has determined that no significant adjustments are necessary to conform Peoples’s financial statements to the accounting policies used by the Company in the preparation of the pro forma financial statements. Certain reclassifications have been reflected in the pro forma adjustments to conform Peoples’s presentation to the Company’s in the pro forma financial statements (Note 3). These reclassifications have no effect on previous reported total assets, total liabilities, and shareholders’ equity, or income of the Company or Peoples.

Note 3. Reclassification Adjustments

Certain historical consolidated financial statement balances of Peoples have been reclassified in the unaudited pro forma financial statements to conform to the historical consolidated financial statement presentation of the Company.

Adjustments to the Pro Forma Balance Sheet

(a)	Internal-use Software. Represents the reclassification of Peoples’s capitalized internal-use software costs and related amortization within “Intangible assets, net” into the Company’s “Property, plant and equipment, at cost, net” line item in order to conform to the Company’s balance sheet presentation.

(b)	Intangibles, net. Represents the reclassification of Peoples’s other intangible assets within Peoples’s “Intangible assets, net” into the Company’s “Deferred charges and other assets, net” line item in order to conform to the Company’s balance sheet presentation.

(c)	Accrued Taxes and Payroll. Represents the reclassification of Peoples’s current accrued payroll and accrued taxes within “Accrued interest, payroll and taxes” into the Company’s “Other accrued liabilities” and “Accrued taxes” line items, respectively in order to conform to the Company’s balance sheet presentation.

(d)	Debt Issuance Costs. Represents the reclassification of Peoples’s unamortized debt issuance costs within “Long-term debt, excluding current portion” into the Company’s “Less: debt issuance costs” line item in order to conform to the Company’s balance sheet presentation.

(e)	Asset Retirement Obligation. Represents the reclassification of Peoples’s “Asset retirement obligation” into the Company’s “Other” line item of non-current liabilities in order to conform to the Company’s balance sheet presentation.

(f)	Pension and Other Postretirement Benefits, Non-current. Represents the reclassification of Peoples’s “Pension and other postretirement benefits liabilities” to the Company’s “Other” line item of non-current liabilities in order to conform to the Company’s balance sheet presentation.

(g)	Other Current Assets and Other Assets. Represents the reclassification of Peoples’s derivative asset, prepaid gas costs and restricted cash within Peoples’s “Other” to the Company’s “Prepayments and other current assets” line item in order to conform to the Company’s balance sheet presentation. In addition, the amounts presented within Peoples’s “Other” are reclassified to “Deferred charges and other assets, net.”

(h)	Investments. Represents the reclassification of Peoples’s investments to the Company’s “Deferred charges and other assets, net” line item in order to conform to the Company’s balance sheet presentation.

(i)	Customer Advances. Represents the reclassification of Peoples’s customer advances for construction reclassified within both other current and other noncurrent liabilities into the Company’s “Customers’ advances for construction” line item in order to conform to the Company’s balance sheet presentation.

Adjustments to the Pro Forma Statement of Net Income

(j)	Donations, Penalties and Other Expenses. Represents the reclassification of Peoples’s donations, penalties and other miscellaneous expenses to the Company’s “Operations and maintenance” line item in order to conform to the Company’s statement of net income presentation.

(k)	Amortization. Represents the reclassification of certain expenses from Peoples’s “Depreciation and amortization” into the Company’s “Amortization” line item in order to conform to the Company’s statement of net income presentation.

(l)	Allowance for Funds Used in Construction. Represents the reclassification of allowance for funds used in construction within Peoples’s “Interest expense, net” to the Company’s “Allowance for funds used during construction” line item in order to conform to the Company’s statement of net income presentation.

(m)	Interest and Other Income. Represents the reclassification of certain interest income recorded by Peoples within “Other” to the Company’s “Interest expense, net” line item in order to conform to the Company’s statement of net income presentation.

Note 4. Estimated Purchase Price and Preliminary Purchase Price Allocation

At the closing of the Acquisition, the Company will pay $4.275 billion in cash to the Seller, subject to adjustments for working capital, certain capital expenditures, transaction expenses and closing indebtedness as set forth in the Purchase Agreement. The Company plans to assume, as a result of the Acquisition, approximately $1.4 billion aggregate principal amount of senior notes and revolver borrowings of PNG Companies, which will reduce the cash purchase price to approximately $2.9 billion (subject to other adjustments pursuant to the Purchase Agreement, as described above).

The allocation of the preliminary purchase price to the fair values of the assets acquired and liabilities assumed includes pro forma adjustments to the fair values of Peoples’s assets and liabilities. As of the time of this filing, the Company has not yet completed a full, detailed valuation analysis necessary to determine the fair values of identifiable assets to be acquired and liabilities to be assumed. The final purchase price allocation will be determined at the time that the Acquisition is completed. The final amounts recorded for the Acquisition may differ materially from the information presented below.

The preliminary calculation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma financial statements was primarily limited to the identification and calculation of preliminary values for goodwill, assumed debt, and deferred taxes, all of which resulted in differing fair values when compared to the amounts historically recorded by Peoples. Property, plant, and equipment, net is valued at Peoples’s net book value at December 31, 2018 as the net book value is assumed to approximate fair value. Peoples operations are primarily comprised of regulated distribution and transportation of natural gas to customers. The operations are subject to regulation by various rate-setting authorities including the West Virginia Public Service Commission, the Pennsylvania Public Utility Commission and the Kentucky Public Service Commission, which have broad administrative power and authority to regulate billing rates, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. Therefore, the carrying value of certain Peoples’s assets and liabilities, which are subject to these rate-setting provisions, are expected to approximate fair value. As of the date of this filing, the calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The Company will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.

The total cash purchase price is as follows (in thousands):

Total
Total consideration pursuant to the Purchase Agreement	$4,275,000
Less: Aggregate principal amount of assumed Peoples’s debt as of December 31, 2018	1,329,227
Total cash purchase price	$2,945,773

The preliminary purchase price allocation is as follows (in thousands):

	December 31, 2018 LDC Historical Information	Assets and Liabilities Not Assumed	Fair Value Adjustments	Purchase Price Allocation
Cash and cash equivalents	$13,738	$—	$—	$13,738
Accounts receivable and unbilled revenues, net	173,579	—	—	173,579
Inventory, materials and supplies	48,939	—	—	48,939
Prepayments	13,927	(1,247)	—	12,680
Regulatory assets, current portion	23,825	—	—	23,825
Other current assets	5,443	—	—	5,443
Property, plant and equipment, net	2,175,211	—	—	2,175,211
Regulatory assets, excluding current portion	190,020	—	—	190,020
Intangible assets, net	87,368	—	—	87,368
Other non-current assets	15,129	—	—	15,129
Goodwill	431,839	—	1,720,111	2,151,950
Total assets acquired (excluding goodwill)	$3,179,018	$(1,247)	$1,720,111	$4,897,882
Accounts payable	$119,959	$—	$—	$119,959
Current portion of long-term debt	7,436	(2,300)	—	5,136
Other accrued liabilities (current liability)	71,586	—	—	71,586
Long-term debt, excluding current portion, net of debt issuance costs	1,539,890	(224,250)	(18,991)	1,296,649
Deferred income taxes and investment tax credits	190,099	—	361	190,460
Regulatory liabilities, excluding current portion	150,253	—	17,702	167,955
Other (noncurrent liability)	100,364	—	—	100,364
Total liabilities assumed	$2,179,587	$(226,550)	$(928)	$1,952,109
Net assets acquired / purchase price	$999,431			$2,945,773

Goodwill represents excess of Acquisition consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of Peoples, planned growth in new markets, and planned growth in rate base through continued investment in utility infrastructure. Goodwill recorded in the Acquisition is not expected to be deductible for tax purposes.

Note 5. Acquisition-related Adjustments

Adjustments to the Pro Forma Balance Sheet

(a)	Property, Plant and Equipment. The pro forma adjustment reflects the elimination of accumulated depreciation. The net carrying amount of property, plant and equipment of Peoples’s regulatory operations is expected to approximate fair value. The Company is currently finalizing its fair value analysis of the property, plant and equipment related to non-regulated activities, but the fair value adjustments are not expected to be material.

(b)	Cash. The pro forma adjustment reflects the payment of cash purchase price, estimated acquisition-related costs and the settlement of the interest rate swap agreements executed on October 23, 2018. The interest rate swaps will be settled upon issuance of the debt to be used to finance a portion of the purchase price of this acquisition and the expected payment was estimated based on the fair value of the interest rate swap liability as of December 31, 2018.

(in thousands)	Total
Total cash purchase price	$(2,945,773)
Estimated acquisition-related payments in 2019	(50,473)
Settlement of the interest rate swap liability	(59,778)
Total adjustment to cash and cash equivalents	$(3,056,024)

(c)	Prepayments and Other Current Assets. The pro forma adjustment eliminates (1) the fair value of derivative assets of $1.2 million related to designated interest rate swap agreements held by Peoples that will be settled in connection with the Acquisition, and (2) the prepaid underwriter structuring fees of $9.4 million related to the Acquisition that will be expensed prior to closing of the Acquisition.

(d)	Goodwill. The pro forma adjustment reflects the elimination of Peoples’s historical goodwill of $431.8 million and the preliminary estimate of the purchase price paid over the fair value of Peoples’s preliminary calculation of identifiable assets acquired and liabilities assumed related to the Acquisition of $2.2 billion.

(e)	Member’s Equity and Accumulated Other Comprehensive Income. The pro forma adjustment reflects the elimination of Peoples’s historical members’ equity and accumulated other comprehensive income.

(f)	Retained Earnings. The pro forma adjustment of $43.1 million reflects the payment of additional Acquisition-related expenses of $59.8 million, net of tax of $16.8 million, that are expected to be incurred to complete the Acquisition. These Acquisition-related expenses are directly attributable to the Acquisition and consist principally of legal and advisory fees, underwriter structuring fees and make-whole interest payments to settle debt in connection with the Acquisition. These costs are not reflected in the pro forma statement of net income because they are nonrecurring in nature.

(g)	Long-Term Debt. The pro forma adjustment represents the settlement of approximately $226.6 million of Peoples’s debt (including $2.3 million of the current portion of long-term debt) that will not be assumed in the Acquisition and fair value adjustments to decrease the carrying amount of Peoples’s long-term debt by $27.4 million. In addition, the unamortized debt issuance costs of $8.5 million were eliminated upon the fair value re-measurement. The fair value of long-term debt was determined based on prevailing market prices for similar debt issuances as of December 31, 2018, and will be updated upon completion of the Acquisition. The fair value adjustment to Peoples’s debt will be amortized as an adjustment to interest expense over the remaining life of the debt. A substantial portion of the debt is related to regulated operations and as such this adjustment to interest expense will be offset equally by an amortization of a corresponding regulatory liability.

(h)	Interest Rate Swap Agreements. The pro forma adjustment reflects the elimination of the interest rate swap liability of $59.8 million as of December 31, 2018 because the interest rate swap is expected to be settled in connection with the issuance of long-term debt to finance the Acquisition.

(i)	Deferred Income Taxes. The pro forma adjustment to decrease deferred income tax liabilities represents the estimated tax impact related to fair value adjustments (excluding goodwill) and acquisition-related expenses.

(j)	Regulatory Liabilities. The pro forma adjustment reflects an increase of $17.7 million to non-current regulatory liabilities related to the fair value adjustment to long-term debt, including the write-off of certain debt issuance costs, related to regulated companies.

Adjustments to the Pro Forma Statement of Net Income

(k)	Management Fee. The pro forma adjustment reflects the elimination of a $5.0 million management fee charged to Peoples by its parent, SteelRiver Infrastructure Partners, during the year ended December 31, 2018. The management fee has been eliminated in the unaudited pro forma financial statements as the management fee agreements will be terminated in connection with the Acquisition.

(l)	Transaction Costs. The pro forma adjustment reflects the elimination of Acquisition-related expenses recorded by both the Company and Peoples of $13.8 million and $0.5 million, respectively for the year ended December 31, 2018. The Acquisition-related expenses consisted principally of legal and advisory fees, including underwriter structuring and opinion letter fees, and have been eliminated as they were directly related to the Acquisition and were nonrecurring in nature.

(m)	Interest Expense, net. The pro forma adjustment reflects the elimination of interest expense for the year ended December 31, 2018 related to Peoples’s debt that will not be assumed in the Acquisition, including interest expenses related to certain loans with the parent company of Peoples. In addition, an adjustment is reflected related to the amortization of the pro forma fair value adjustment of Peoples’s long-term debt offset by the elimination of deferred costs related to this debt. The effect of the fair value adjustment, offset by the related amortization of the change in regulatory liabilities, is being amortized over the remaining life of the individual debt issuances on an effective rate basis. The final fair value determination will be based on prevailing market interest rates at the completion of the merger and the necessary fair value adjustment will be amortized as an adjustment to interest expense over the remaining life of the individual debt issuances.

(in thousands)	Total
Elimination of interest expense related to Peoples’s debt not assumed in the Acquisition	$(7,333)
Adjustment for amortization of the fair value adjustments, net of change in regulatory liability amortization	101
Total adjustment to interest expense, net	$(7,232)
Elimination of interest expense related to affiliated debt that was not assumed	$(35,620)

(n)	Change in Fair Value of Interest Rate Swap Agreements. The pro forma adjustment eliminates the change in fair value of the interest rate swap agreements for the year ended December 31, 2018. This amount will not have a continuing impact on the ongoing results of the combined company as the interest rate swap agreements were executed in October 2018 and will be settled prior to or in connection with the Acquisition upon executing permanent debt financing.

(o)	Income Tax Expense. The pro forma adjustments for the year ended December 31, 2018 include the income tax effects of the pro forma adjustments calculated using an estimated statutory composite income tax rate of 28%. The statutory rate may differ materially from the Company’s effective tax rate following the Acquisition and does not consider any historical or future tax events that may impact the combined company.

Note 6. Financing-related Adjustments

The Company has reflected the following Financing Transactions in the pro forma financial statements to fund the Acquisition and the Company Debt Refinancing:

•	Private Placement. On March 29, 2019, the Company entered into a Stock Purchase Agreement with Canada Pension Plan Investment Board (“CPPIB”) pursuant to which CPPIB committed to purchase an aggregate of approximately 21.7 million newly issued shares of Common Stock at the lower of (1) $34.62 per share and (2) the volume weighted average price per share in the Company’s subsequent offerings of Common Stock to fund the Acquisition, the Company Debt Refinancing and pay related costs and expenses related thereto. The pro forma financial statements assume a per share price of $34.62. The Company has estimated total net proceeds for the Private Placement of $728.8 million, net of estimated issuance costs of $21.2 million.
•	Common Stock Offering. The Company expects to offer and issue $1,000 million of Common Stock pursuant to the Common Stock Offering. The pro forma financial statements assume a public offering price in the Common Stock Offering of $36.60, which is the last reported sale price of the Common Stock on the New York Stock Exchange on April 10, 2019, and would result in the issuance of 27.3 million shares in the Common Stock Offering. The Company has estimated total net proceeds for the Common Stock Offering of $975.6 million, net of estimated issuance costs of $24.4 million.
•	TEU Offering. The Company expects to offer and issue $725 million of TEUs in the TEU Offering. Each TEU will be comprised of two parts: (1) a prepaid stock purchase contract (a “TEU purchase contract”) and (2) a senior amortizing note (a “TEU amortizing note”) that will pay equal quarterly installments. Unless earlier redeemed by the Company in connection with an acquisition termination redemption or settled earlier at the holder’s option or at our option, each TEU purchase contract will, subject to postponement in certain limited circumstances, automatically settle in 2022, and the Company will deliver a specified number of shares of Common Stock per TEU purchase contract based upon applicable settlement rates and the market value of our Common Stock. The TEU amortizing notes are expected to have a specified initial principal amount and a specified interest rate and the Company will make specified payments of interest and partial repayments of principal on quarterly installment payment dates.

The pro forma financial statements reflect the expected issuance of the TEU purchase contract portion of the TEUs as additional paid-in-capital, net of issuance costs, and the TEU amortizing notes portion of the TEUs as long-term debt, net of debt issuance costs. The amortization of the TEU amortizing notes is calculated using the effective interest method over the life of the TEU amortizing notes. The Company has estimated total net proceeds for the TEU Offering of $708.7 million, net of estimated issuance costs of $16.3 million, which has been allocated to the TEU purchase contracts and TEU amortizing notes based on the relative fair values of the respective components, determined based on the most recent fair market estimates at the timing of this filing. The Company has estimated that the allocation of the net proceeds of TEUs is $125.5 million, net of issuance costs of $2.9 million, for the TEU amortizing notes and $583.2 million, net of issuance costs of $13.4 million, for the TEU purchase contracts.

Based on the expected structure of the TEUs, the Company currently expects the TEU purchase contracts to meet equity classification. The classification of the TEUs will be subject to detailed assessment once finalized and a different conclusion may result in a material impact on the information presented.

•	Notes Offering. The Company expects to issue $1,009 million aggregate principal amount of Senior Notes pursuant to the Notes Offering. A weighted average effective interest rate of 3.94% has been assumed based on market rates. The Company has estimated total net proceeds from the Notes Offering of $999.4 million, net of estimated issuance costs of $9.6 million. Of these proceeds, approximately $313.5 million will be used to repay Privately Placed Notes as part of the Company Debt Refinancing. We expect the Privately Placed Notes would be callable in connection with the Acquisition if they were to remain outstanding and therefore their repayment is considered directly attributable to the Acquisition. In addition, the Company expects to issue an additional $150 million aggregate principal amount of senior notes in connection with the Notes Offering for general corporate purposes, including working capital and capital needs, which additional senior notes and the expected proceeds from the issuance of such notes are not reflected in the unaudited pro forma consolidated combined financial statements.

The actual financing transactions the Company will undertake to complete the Acquisition and the terms of such financing transactions will be subject to market conditions, and actual amounts may differ from the amounts reflected in the pro forma financial statements and these accompanying notes. Changes in the amount and terms of financing could materially impact the pro forma financial statements, including the amount of pro forma interest expense and earnings per share.

If the Company is unable to consummate the Financing Transactions or if the proceeds of the Financing Transactions are lower than expected due to declines in the stock price, fair market value or debt pricing, the Company may be required to finance the Acquisition and Company Debt Refinancing by borrowing under the Bridge Commitment. If, in lieu of the Financing Transactions, borrowings under the Bridge Commitment were incurred to finance the Acquisition and the Company Debt Refinancing, pro forma net income would decline by approximately $77.9 million and pro forma diluted net earnings per share would increase by $0.07 per share to $1.39 per share.

Adjustments to the Pro Forma Balance Sheet

(a)	Cash and Cash Equivalents. The following table summarizes the pro forma adjustments to cash and cash equivalents (in thousands):

(in thousands)	Total
Cash proceeds from the Private Placement, net of estimated equity issuance costs of $21.2 million comprised of underwriter, legal and advisory costs and approximately $4.0 million of reimbursable costs incurred by CPPIB	$728,810
Cash proceeds from the Common Stock Offering, net of estimated equity issuance costs of $24.4 million comprised of underwriter, legal and advisory costs	975,572
Cash proceeds from the TEU Offering, net of estimated issuance costs of $16.3 million primarily related to underwriter fees	708,688
Cash proceeds from Notes Offering, less the repayment of approximately $313.5 million of Privately Placed Notes as part of the Company Debt Refinancing	685,946
Total adjustment to cash and cash equivalents	$3,099,016

(b)	Common Stock and Capital in Excess of Par Value. The pro forma adjustment reflects the adjustment to common stock based on the par value related to the issuance of 49.0 million shares, par value $0.50 per share, expected to be pursuant to the Private Placement and Common Stock Offering, and the adjustment to capital in excess of par value related to the Private Placement and the Common Stock Offering and the TEU purchase contract portion of the TEUs, as discussed above.

(c)	Debt. The pro forma adjustments reflect the following:

(in thousands)	Total
Senior Notes issued	$1,009,000
TEU amortizing notes issued	128,400
Less: Repayment of the Private Placement Notes as part of Company Debt Refinancing	(313,500)
Less: Pro forma adjustment for current portion of TEU amortizing notes	(41,300)
Total adjustment to long-term debt	$782,600

Additional debt issuance costs related to Senior Notes	9,554
Additional debt issuance costs related to TEU amortizing notes	2,889
Less: Write-off of debt issuance costs related to Private Placement Notes	(1,383)
Total adjustment to debt issuance costs	$11,060

(d)	Retained Earnings and Accrued Taxes. The pro forma adjustment reflects the write-off of unamortized debt issuance costs of $1.3 million, net of income taxes of $0.4 million, related to the Private Placement Notes settled as part of the Company Debt Refinancing.

Adjustments to the Pro Forma Statement of Net Income

(e)	Interest Expense, net. The pro forma adjustment reflects the following:

(in thousands)	Total
Additional interest expense, including amortization of debt issuance costs, related to Notes Offering	$39,736
Additional interest expense, including amortization of debt issuance costs, related to the TEU Amortizing Notes	5,553
Elimination of interest expenses related to Private Placement Notes settled as part of the Company Debt Refinancing	(14,332)
Total Adjustment to Interest Expense, net	$30,957

The terms of the Senior Notes and TEU Amortizing Notes are subject to change based on completion of the Notes Offering and the TEU Offering. A 0.125% change in the interest rate would affect interest expense by approximately $1.4 million.

(f)	Income Tax Expense. The pro forma adjustments for the year ended December 31, 2018 include the income tax effects of the pro forma adjustments calculated using an estimated statutory composite income tax rate of 28%.

Note 7. Pro Forma Earnings Per Share

The earnings per share calculations reflect the shares issuable upon settlement of the TEU purchase contracts portion of the TEUs and the shares expected to be issued in connection with the Private Placement and Common Stock Offering. The basic earnings per share includes the minimum shares issuable under the TEU purchase contract of the TEUs and the diluted earnings per share includes the incremental shares that would be issuable assuming a settlement of the TEU purchase contract at the end of the period.

The pro forma earnings per share for the year ended December 31, 2018 is calculated as follows:

Pro Forma Basic and Diluted Earnings Per Share (in thousands)	December 31, 2018
Pro forma net income	$325,185

Basic weighted average common shares outstanding
Historical share count	177,904
Additional issuance in the Private Placement	21,661
Minimum shares issuable under the TEU purchase contract portion of the TEUs	16,509
Additional issuance in the Common Stock Offering	27,322
Basic weighted average common shares outstanding used in pro forma net earnings per share	243,396

Diluted weighted average common shares outstanding	$1.34
Historical share count	178,399
Additional issuance pursuant to the Private Placement	21,661
Additional shares issuable under the TEU purchase contract portion of the TEUs	19,811
Additional issuance in the Common Stock Offering	27,322
Diluted weighted average common shares outstanding used in pro forma net earnings per share	247,193

Pro forma net earnings per common share, basic and diluted	$1.32